 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 14, 2007

Forward Industries, Inc.

(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Green Road, Suite E Pompano Beach, FL	33064
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code

(954) 419-9544

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF certain OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

                On December 14, 2007, each of Messrs. Edwin Levy and Norman Ricken informed the Board of Directors that he does not intend to stand for re-election to the Company's Board of Directors at the annual shareholder meeting to be held on February 13, 2008.  Messrs. Levy's and Ricken's decisions are not a result of any disagreement with the Company on any matter relating to its operations, policies or practices. Mr. Ricken is the current Chairman of the Audit Committee and the Compensation Committee.  Mr. Levy is the current Chairman of the Nominating and Governance Committee.

ITEM 8.01  OTHER EVENTS

               On December 14, 2007, the Nominating and Governance Committee of the Board of Directors of the Company recommended the nomination of seven persons for director at the annual meeting of shareholders scheduled to be held February 13, 2008.  The Committee's nominees are: Jerome E. Ball, Bruce Galloway, Louis Lipschitz, Douglas W. Sabra, and Michael Schiffman, each of whom is currently serving as a director on the Company's Board. The Committee also recommended the nominations of John Chiste and Fred Hamilton, each of whom the Board has determined is independent in accordance with the NASDAQ stock market's listing standards, including Marketplace Rule 4200(a)(15). The Board of Directors unanimously approved the recommendations of the Nominating and Governance Committee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forward Industries Inc.,

By:

/s/ Jerome E. Ball

_______________________________________

Name Jerome E. Ball

Title: Chairman and Chief Executive Officer

Dated: December 17, 2007